EXHIBIT 99.3

                                FIRSTSERVICE BANK
                              152 North Main Street
                         Doylestown, Pennsylvania 18901
                                 (215) 230-4920
December 30, 2002

Dear FirstService Shareholder:

         The board of directors of FirstService Bank has unanimously approved the sale of FirstService to National Penn Bancshares, Inc. In the proposed transaction, FirstService will merge with National Penn Bank, a wholly-owned subsidiary of National Penn. In the merger, FirstService shareholders will receive a combination of cash and shares of National Penn common stock in exchange for their shares of FirstService common stock, as more fully described under the heading "THE MERGER - Terms of the Merger - What You Will Receive" beginning at page ___. National Penn's common stock is traded on the Nasdaq Stock Market's National Market tier under the symbol "NPBC."

         FirstService has scheduled a special meeting of FirstService shareholders to consider and act upon a proposal to approve the merger agreement and the merger. The date, time and place of the special meeting are as follows:

                  February 4, 2003, at 9:00 a.m. local time

                  Doylestown Country Club, Green Street

                  Doylestown, PA  18901

         FIRSTSERVICE'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN THE BEST INTERESTS OF FIRSTSERVICE AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

         It is very important that your shares be represented at the special meeting, whether or not you plan to attend in person. The affirmative vote of the holders of two-thirds of all outstanding shares of FirstService common stock is required to approve the merger agreement and the merger. WE URGE YOU TO EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING. On behalf of the board of directors, we thank you for your support and urge you to vote "FOR" approval of the merger agreement and the merger.

                                           Sincerely,


                                           John C. Spier
                                           President and Chief Executive Officer